This schedule is included to illustrate how yield and total return will be calculated for the Clover Capital Equity Value, Clover Capital Fixed Income and Morgan Grenfell Municipal Bond Portfolios. The examples presented utilize data from the Trust which has a fiscal year ending 9/30.

                                                  6
                              YIELD = 2[(a-b/cd+1) -1]


          Clover Capital             Clover Capital             Morgan Grenfell
          Equity Value               Fixed Income               Municipal Bond
          ------------               ------------               --------------
          a=      44,099             a=      88,024             a=      90,494
          b=      11,266             b=      9,257              b=      5,772
          c=      1,379,852.387      c=      1,322,686.385      c=      1,281,133
          d=      10.71              d=      10.26              d=      9.98
          Yield=  2.76%              Yield=  7.18%              Yield=  8.11%


                                               n
                            TOTAL RETURN P(1+T)  = ERV

          Clover Capital             Clover Capital             Morgan Grenfell
          Equity Value               Fixed Income               Municipal Bond
          ------------               ------------               --------------

          P=      1,000              P=      1,000              P=      1,000
          n=      1                  n=      1                  n=      1
          ERV=    1,100.50           ERV=    1,082.90           ERV=    1,088.20
          T=      10.05%             T=      8.29%              T=      8.82%